Exhibit h(5)(a)

MEMORANDUM

TO:	VALIC Company I

FROM:	The Variable Annuity Life Insurance Company (“VALIC”)

RE:	Expense Limitations

DATE:	August 3-4, 2015

This memo is to confirm that VALIC agrees to cap certain fund expenses by waiving a portion of its advisory fee or reimbursing certain expenses, as shown below.1 Expense caps are net of any expense reduction realized through the use of directed brokerage commissions.

Fund expenses shall be limited for the funds shown below (expressed as a percentage of average annual net assets) through September 30, 2016, effective October 1, 2015:

Fund Name	Maximum Fund Expense
Blue Chip Growth Fund	0.85%
Broad Cap Value Income Fund	0.85%
Core Equity Fund	0.80%
Dividend Value Fund	0.82%
Dynamic Allocation Fund[2]	0.32%
Government Securities Fund	0.67%
Global Real Estate Fund	0.95%
Growth Fund	0.81%
Growth & Income Fund	0.85%
Inflation Protected Fund	0.65%
International Growth Fund	1.01%
Large Cap Core Fund	0.85%
Large Capital Growth Fund	0.80%
Mid Cap Strategic Growth Fund	0.85%
Money Market I Fund	0.55%
Nasdaq-100® Index Fund	0.53%
Small Cap Aggressive Growth Fund	0.99%
Small Cap Fund	0.93%
Small Cap Special Values Fund	0.90%
Small-Mid Growth Fund	1.00%
Value Fund	0.85%

[SIGNATURE PAGE TO FOLLOW]

[1]	Expenses shall not include extraordinary expenses, as determined under generally accepted accounting principles, such as litigation, or acquired fund fees and expenses, brokerage commissions and other transactional expenses relating to the purchase and sale of portfolio securities, interest, taxes and governmental fees, and other expenses not incurred in the ordinary course of a Fund’s business.
[2]	VALIC retains the right to receive reimbursements of, and VC I Dynamic Allocation Fund (the “Fund”) agrees to reimburse reductions of the fees paid to VALIC under the Investment Advisory Agreement (the “Agreement”) and the expenses paid by VALIC or reimbursed by it, for a period of two years after the occurrence of any waiver and/or reimbursement; provided, however, that such payment to VALIC shall not be made if it would cause the annual fund operating expenses of the Fund’s shares to exceed 0.32%. Upon the termination of the Agreement, VALIC will continue to be entitled to receive reimbursements of amounts already waived and/or reimbursed, and at the expense cap levels in effect at the time such waivers and/or reimbursements occurred.

The Variable Annuity Life Insurance Company

By:	/s/ Eric Levy
Eric Levy, Executive Vice President

VALIC Company I

By:	/s/ Greg Kingston
Greg Kingston, Treasurer and Principal Financial Officer